UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.          )
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Explanatory Note

On March 24, 2005, David Dorman, Chairman and CEO of AT&T Corp. gave a keynote address at the America Enterprise Institute (“AEI”). On March 29, 2005, a playback of that speech was first made available on the website of the AEI. A transcript of the speech follows.

* * * * * *

Additional Information.

In connection with the proposed transaction, on March 11, 2005, SBC Communications Inc. (“SBC”) filed a registration statement (File no.: 333-123283), including a preliminary proxy statement of AT&T Corp., with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the preliminary proxy statement, and other materials (including the definitive proxy statement) when they are available because they contain important information. Investors may obtain free copies of the registration statement and proxy statement, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2005 annual meeting of stockholders, dated March 11, 2005, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T’s preliminary proxy statement included in the registration statement. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

Cautionary Language Concerning Forward-Looking Statements

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business combination transaction involving AT&T and SBC, including future financial and operating results and the plans, objectives, expectations and intentions of the combined. Such statements are based upon the current beliefs and expectations of the managements of AT&T and SBC and are subject to significant risks and uncertainties (many of which are difficult to predict and are generally beyond the control of AT&T and SBC) that may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s and AT&T’s filings with SEC, which are available at the SEC’s Web site http://www.sec.gov. Other than as required by applicable law, AT&T disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

AMERICAN ENTERPRISE INSTITUTE

FOR PUBLIC POLICY RESEARCH

THE FUTURE OF TELECOM DEREGULATION
Two Alternative Visions

KEYNOTE SPEECH:

DAVID DORMAN
Chairman and CEO, AT&T

Introduction: Robert Litan

Thursday, March 24, 2005

Wohlstetter Conference Center, AEI
1150 Seventeenth Street, N.W.
Washington, D.C. 20036

[TRANSCRIPT PREPARED FROM A TAPE RECORDING.]

KEYNOTE       SPEECH

     MR. LITAN: I’m privileged to introduce you to the other main event of the day, and that is our luncheon speaker. We couldn’t, actually, have picked a better person to symbolize the upheavals and changes in the telecom industry than our luncheon speaker, David Dorman, who is the chairman of the board and chief executive officer of AT&T. As I quickly recite the highlights of his career, you’ll see what I mean that the world changes in unexpected ways in the telecom industry.

     Dave, actually, before coming to AT&T, was the CEO of Concert, which was a global joint venture of AT&T and British Telecom. He began his career, though, well before that, in 1981, and was the 55th employee of a company called Sprint. By 1990, he was president of Sprint Small Business. And we were just talking over lunch—I moved to Kansas City the last couple of years, and my house is about five blocks from where the original headquarters of Sprint actually were located, and Dave only lived a few minutes from where I now live.

     But now he’s moved on to other things. In 1994, he became the youngest CEO of a Bell Operating Company, so he had switched from long distance to the RBOC side and he became CEO of what was then Pacific Bell. But then Pacific Bell was taken over by SBC and, after it was taken over,

Dave was executive vice president of SBC. He then left SBC to become the president and CEO of PointCast, which was an Internet-based news organization, and eventually became CEO of Concert, then joined AT&T, became president and CEO and chairman of the board of AT&T. And now, as we all know, in what is a full-circle event, SBC, his former employer, is now merging with AT&T.

     So we couldn’t have a better person to talk to us about what lies ahead in the telecom industry. We’ve been talking a lot about that today, but here’s a person who is perfectly positioned to tell us—Dave Dorman.

     [Applause.]

     MR. DORMAN: I usually don’t bring up the PointCast experience because I was there about 12 months and it was after I think it crashed every PC in America for about six months. But I now refer to that experience as “PointLess.” Nonetheless, is was a the height of the Internet mania and it gave me a perspective that I didn’t have before then about how capital is formed, how ideas get built, and how ideas can grow and wither rapidly in technology fields. And coming back to Concert and ultimately AT&T does sort of bring me full circle from a career that began with actually the predecessor company of Sprint, which was bought by United Telecom just before the GTE-Sprint combination.

     I appreciate the opportunity today and look forward to sharing at least some of my views on the telecom industry both in terms of what has happened and where we are today and what’s likely to happen, I think, in the next few years.

     I’d say the most significant thing that I would observe is that we are, I believe, at a true inflection point in the telecom industry, a point of restructuring which I believe is sorely needed. I believe this restructuring and some of the consolidation and other effects of it will not only drive players to compete in the marketplace, and less in the regulatory arena, but it will also bring a renewed level of investment and innovation that the sector badly needs. I also think it has the promise to allow America to continue global leadership in networking and telecom for the long term, which I think there has been some doubt that we can continue, given what’s gone on in the last few years as the rest of the world is moving along and moving along rapidly.

     There’s no question that the landscape in telecom has changed dramatically in recent years. I don’t have to tell you that. Back when I was last with you all, speaking at AEI back in 2003, I called for an end to the long-running public policy feud, probably the most significant Hatfields-and-McCoys kind of battle that’s gone on in any industry I’ve ever seen or heard of, between the IXEs and

RBOCs. My solution was to use commercial agreements in relationships to replace regulated structures that, frankly, weren’t pleasing anybody. That offer wasn’t accepted, but instead a significant policy reversal at the FCC made it impossible for AT&T to continue in the consumer small business market.

     But thankfully, that’s not all that has changed since then. Technology has continued to advance, leading to emergence of growing competition across communications platforms, so-called intermodal competition. Cable companies are now aggressively moving into voice—they’ve been in the broadband business for some time—enabling voice applications on top of that broadband infrastructure. Broadband wireline has aggressively evolved from the telcos in the form of DSL and enhanced DSL services. We’re now hearing of high-speed wireless services. If you spend 20 minutes with Irwin Jacobs of Qualcomm, you’ll be convinced that EVDO or EVDV or whatever it is is going to offer a significant competition to wireline-based broadband services, and certainly even the likes of Craig McCaw with Clearwire is now out there talking about WiMAX-based WiFi broadband services. I think that sort of woven through all of this is the ultimate Pacman protocol of IP — IP is creating an infrastructure that will support all of these applications that we’ve known in the past and ones we had not yet thought of.

     So it’s against this backdrop, with fundamentally changing regulation—hopefully that’s less of a factor going forward; in fact, hopefully there’s just less regulation going forward—rapid technology advances, dramatic changes in the marketplace—what buyers are buying and what they’re asking us to provide—that an essential restructuring of the industry has begun. Now, for our part, as you know, AT&T has recently announced its intention to merge with SBC. And as I’ll discuss this merger, we believe it will foster healthy and sustainable competition, something that I believe hasn’t really existed in the context of business models that are out there that one would have to just simply rely on the financials of the participants to judge whether or not they’re healthy or sustainable; and secondly, allow consumers of telecom services, large and small, business and residences, to determine the industry’s ultimate winners and losers, as it should be in a free marketplace.

     I’m also interested in your thoughts and ideas, so we’ll leave plenty of time for questions at the end.

     But before I get too far along, since Jim Sucony [ph] is now sweating, let me note that my comments this afternoon may include forward-looking statements which are subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Because we are in a proxy solicitation period, let me also note that we have distributed copies of our joint S-4 preliminary proxy that SBC and AT&T has filed to each of you, and I would commend it to your reading over the holiday weekend.

     [Laughter.]

     MR. DORMAN: It is filled with fun facts and information that will surely help you get to sleep each night.

     Now, that said, let me start out by highlighting the reasons that I believe that AT&T and SBC’s transaction is a very positive development, not just for the companies involved but for businesses and consumers, for the state of competition, and for America’s role as a leader in global communications.

     Consider that what those of us in the telecom industry have lived through in the last four years. I have to steal shamelessly from Chairman Greenspan, but nowhere was the rational exuberance better displayed than in telecom, with four years of, some people would say, over-investment—I would call it hyper-investment—during the last 1990s. And I define that and illustrate it to you by the fact that the telecom industry by and large has been a pretty disciplined industry, up until that period in the late ‘90s, spending on average between 10 and 15 percent of revenue annually in new capital investment. And given the scale of the industry, the difference between 10 and 15 is actually quite large. The 15 percent end corresponded to some significant platform shifts—analog to digital, microwave to fiber, wireline to wireless—you know, building new step functions of capability.

     But during this magical four years, we invested at 40 percent of revenue for four straight years. Billions was invested in optical infrastructure. That in fact was the largest area of investment. But switching, routing, hosting, and software also received significant capital allocation. And it was driven by not only the Internet hysteria, this rational exuberance that demand was going to grow. We all remember the great WorldCom story of demand doubling every 100 days—well, my God, let’s keep building fiber in the face of that—but also the promise of deregulation, a belief that the staid telecom industry, with its high profit levels, was going to be subjected to new, agile competitors and so everything was going to be up for grabs, you’d best go build your highway quickly and get out there or you’re going to miss something.

     That led to the ultimate—along with the overall bursting of the tech bubble, resulted in a sector meltdown that has also been described in graphic terms as the perfect storm—or “nuclear winter” is the one I favor. The capital spigot was turned off almost completely.

     The effects of that on the people who purvey products to this industry—Lucent, Nortel, and even Cisco—was dramatic. Nortel and Lucent, in particular, went from being something like $40 billion-a-year companies to less than 10 during a terrible two-year period, laying off tens of thousands of employees themselves. And even mighty Cisco, who I recall—I had a luncheon with John Chambers once who was actually talking to me about his plan to become the first trillion-dollar market cap company. Now, you know, John was a salesman. He’s very enthusiastic. But even that I thought—I stepped back and said, My God, how can that be? How can we have, you know, an equipment company be worth a trillion dollars? Well, they were worth a half a trillion, so it wasn’t completely crazy.

     But of course, now Cisco is worth only $120 billion, which compared to Lucent and Nortel is still a significant value. But nonetheless, it collapsed. The value collapsed. We had unprecedented restructuring, bankruptcies, liquidation for service providers and carriers. In fact, in 2002 alone there were $65 billion worth of investment-grade debt that was defaulted in the telecom sector. Sixty-five billion. Of course, WorldCom was somewhere in the range of about $28 billion of long-term debt, so it was not quite half. But nonetheless, these were companies that rating agencies had rated at BBB or above, and then in a very short period of time they went bankrupt and defaulted on that debt.

     This all led to literally trillions in market value loss, billions in capital spending lost, and hundreds of thousands of jobs lost. Now, that’s sort of the downside. But some good news is there were dramatic technology advances. You know, what we have in terms of broadband services to the home today—and I’m not talking about just the pipe, but what you can do with the pipe—has evolved because of this period of time. Circuits switched to packet and IP technology—that transition is will under way. And optical infrastructure that I spoke of being deployed even in the local market has now led to the commercial availability of gigabit ethernet on a public service basis—not something we would have thought about, having basic land technology move over to the metropolitan area network and in fact the wide area network.

     And of course the wireless revolution in Internet applications have become fulsome substitutes for their wireline counterparts, and in even new forms. Obviously, e-mail is pervasive. Instant messaging within the teens that I am familiar with is certainly—and even those people who use short messaging on their phone, which I have to if I want to talk to my own children.

     The other sort of subplot in all this was that, as in many other bubbles, the lure of easy money, or big money at the very least, spurred some ne’er-do-wells to participate in the sector, and we now know today that actual criminal fraud was committed. The names you’ve heard all before. But frankly, when you think about those of us who played the ball as it lay, not moving it around to sort of create our own benefit, I would certainly include SBC in the category of someone we fought vigorously with, but, you know, the fight was fair, at least in the context of what we were doing to one another. We didn’t pull any punches, but it wasn’t about moving the ball in the rough. That can’t be said for WorldCom, Qwest, Global Crossing, and Enron and Tyco. People forget that Enron and Tyco had a significant amount of their value based in the telecom industry. In the case of Enron, it was trading bandwidth, which at one point was valued at about $30 billion of their market cap; or Tyco, in the deployment of undersea cables and the like. So we truly had a rogues gallery of competitors.

     It created an environment of frenzy for revenue growth that was needed to sustain the illusions of value creation. That put an enormous amount of pressure on customer relationships and customer value, driving prices down, in my view, in a very dramatic way and not supported by real economics. This overcapacity for bandwidth services was not just in the form of networks, but also in the number of companies.

     Probably to me one of the most—I guess the highest illustration of the absurdity was Global Crossing, with Gary Winnick as the leader—a former bond trader, Drexel Burnham high-yield debt trader who’d had a number of different businesses coming out of his Drexel Burnham experience—you know, raising $14 billion and spending every penny of it creating a global network without a customer. And then turning around and being able to actually buy US West with that, with really a modest amount of real revenue. They had bought Frontier Communications along the way as well. Then only to be trumped by Qwest in a hostile takeover—two companies with huge market value, not much revenue, not much profit, fighting for an RBOC, and one of them winning. It was a very bizarre time.

     All this is played out against the backdrop of ongoing regulatory uncertainty. And, you know, we don’t have to go very far to look at the number of times the basic Telecom Act principles have been flip-flopped at the FCC or other places. Broadband—does the Telecom Act apply or not; if so, how? You know, do you unbundle, do you bundle, what about new investment? These are questions that have been ongoing. Is there good VoIP and bad VoIP? I’m not quite sure. We’ve got about four different flavors today. Some of it certainly is bad from an economic point of view; some of it’s good. But in general, we don’t have a crisp policy about VoIP. Universal service—what does it mean? Is it about providing basic telephone service, or should it be about broadband on a universal deployment basis?

     I think that some of these very important issues have not been dealt with and I very much hope that Chairman Martin, as he takes up his new responsibility, will deal with some of these and end the uncertainty that has existed in many of these areas. In fact, the regulatory decisions since I last visited AEI led to this fundamental change in AT&T, given the UniP reversals. We withdrew from marketing consumer services and small-business services in the traditional wireline arena. There were some people who said we were bluffing. Well, you should talk to the 12,000 people who lost their jobs. We were not bluffing. We exited the space, we shut down all of our sales and marketing capability. We basically completely eliminated any expense that we had with acquiring customers in the consumer and small-business space.

     We felt that this very difficult decision was one that we had no alternative to, given the economics and the technology trends and the regulatory decisions I just discussed. But rather than hang our head in defeat, we decided that we would act in a decisive fashion to accommodate these new market realities, and continuing to battle this in the regulatory arena did not seem to me to be cognizant of the fact that these realities were evolving on a parallel basis with what was going on in the regulatory arena. We focused our efforts on the high-end business enterprise market, where there is less regulatory overhang and where we provide global services and end-end solutions to the largest enterprises and government customers in America and around the world.

     We operate the world’s largest IP backbone in terms of traffic, over two petabytes of traffic a day—that’s 15 zeros, for those of you not familiar with the peta, over a tera, over a giga. I did ask our chief technology officer recently, just out of naive curiosity, what comes after petabyte, and he said, well, that’s an exabyte, but you won’t be around to worry about that. So thinking about that scale being three orders of magnitude higher.

     We launched next-generation enterprise services and solutions, focusing on Internet and internal security among networks as being a very important area. If you’re going to bet on IP, you’d better have, you know, very much ironclad security capability because eggs in that basket will be invested improperly if you don’t understand what others can do to you. It’s a great technology, but it does have its own set of challenges that the circuit-switch world did not have.

     We invested hundreds of millions of dollars in improving service quality—basic blocking and tackling—and overall performance has improved dramatically and we’ve improved our cost structure dramatically as well. Our margins today by comparison are in the mid-20s. In their most recent quarter I think WorldCom reported normalized margins of a little over 10 percent, so ours were, you know, about two and a half times, or at least two times, what theirs are and our productivity is significantly higher. It’s the next-best proxy I have to how we’re doing on a relative basis, because WorldCom’s in the same—or MCI’s in the same businesses that we are.

     So, 21 years after divestiture and nine years post-Telecom Act, we’ve arrived at this critical inflection point and this what I believe to be much-needed restructuring. Cingular and AT&T Wireless and Sprint Nextel set this ball in motion in the wireless sector during 2004, and now that restructuring has spread to the wireline sector as we announced our merger with SBC on January 31st.

     This merger combines two highly complementary asset bases. What wasn’t true three years ago now is true, particularly with our exit from the consumer business, and it is a natural response to these industry trends both in technology and in the emergence of wireless and cable as wireline substitutes. It’s also a logical step to help the telecom industry get back on its feet, and a positive and necessary step for the resurgence in the telecom services sector in this country as a growth sector.

     The merger links AT&T’s core competency—which, as you wouldn’t be surprised, are in enterprise services,

complex global networks, IP-based expertise and innovation—with those of SBC—mass market-focused, regional, local broadband and wireless expertise and infrastructure. I think this vertical integration creates a prototype telecom company for the 21st century and a flagship national carrier, which will allow us to ensure ongoing investment in integrated and converged communications services and create a stronger U.S.-based global competitor.

     The merger should create tangible benefits not just for SBC and AT&T, but, again, across the board—for our business customers, for consumers, and for our country as a whole. I think in the business customers, including government, the most immediate beneficiaries, the merger will create a more rapid transformation to the unified IP-based global service platform that I spoke of, and this in turn should provide for improved an innovative voice, data, and video applications and services; reduced overall operating cost based on the scale economies; and improved efficiencies, enabling businesses to better compete both domestically and in the global marketplace.

     This will extend to enterprise customers both small and large, and medium-sized customers as well, both inside and outside the SBC 13-state region. You know, much has been made about what this means inside of the regional walls, but I think the benefit of having this company compete nationally and in fact globally far outweighs any concern that is there. Given that AT&T has exited those markets, in fact, there is almost no overlap with respect to those small business customers and consumers.

     While we have exited the consumer marketplace, we still possess at AT&T excellent technology to be deployed, and I’ll talk a bit about that in a minute. The fact is that we have seen competition emerge aggressively. Comcast reported recently that they are now making VoIP services available to 15 million households by the end of ‘05 and they expect to reach the remaining 25 million homes in their footprint by the end of ‘06. Time Warner and Cablevision are making great strides in the VoIP area, both claiming to be adding more than 10,000 customers per month. Recently Cox was J.D. Power’s highest-ranked bundled telephone service provider, based on customer satisfaction. Stand-alone VoIP companies are adding customers—Vontage, Skype, and the like. And of course wireless is a growing competitive choice with many consumers, estimated to be as high as 8 to 10 percent, customers that now have gone wireless-only for their basic telecom services. As I said before, I think the next-generation wireless will expand that competitive choice more as WiFi and WiMAX get even more mainstream as a publicly available service, driven by the likes of Intel, who’s championed the WiFi/WiMAX standard as an alternative to what’s going on with Qualcomm and the basic cellular infrastructure.

     The combined AT&T and SBC will ensure continued innovation, enhanced service bundles, and value in consumer telecom. Together we’ll offer technology, high-quality services, and value to consumers as AT&T’s technology gets applied through SBC. We plan to accelerate broadband deployment and heighten competition for voice, data, wireless, and video services in all the areas that we operate. We think that this in turn will cause other telecom providers, including VoIP, cable, and wireless and other Bells, to respond with their own enhanced consumer offers.

     You know, VoIP in particular knows no service boundaries. Our Call Vantage service today, we have customers using it in over 27 countries. We offer it in five. They can buy the service, they can tie it into any broadband connection, and begin using it. It doesn’t recognize boundaries or jurisdictions. We only sell it where we’re authorized to sell it today. We are operating in Australia, Hong Kong, the U.K., and I think Singapore today—we offer it in addition to the U.S. But if you bring your own broadband, you can have a fully featured voice capability through AT&T Call Vantage. We think that this service will, in the hands of the combined SBC-AT&T, provide a new level of competition both where we offer broadband services and where broadband services are available by others.

     I think that the issue of national security is sometimes overlooked. When we think about telecom competition, I think a strengthened AT&T, who is a significant provider to the government today, is important. While we feel quite confident that our stand-alone business model, contrary to what has been publicly reported, was one that we could continue on with, there’s no question that, by combining with SBC, we are a more capable, stronger company financially and that this stability will carry over in our ability to meet the emerging needs of the government in a post-9/11 environment.

     I think from an economy perspective, fostering more intermodal competition, as this merger undoubtedly will with cable and wireless carriers, will be a positive thing. And we think the competition between the Bells which has long been basically viewed either as not occurring or occurring in a limited way, with Verizon’s announcement of their acquisition or tentative acquisition of MCI which is being played out in front of us now with another Bell, Qwest, undoubtedly we’re going to see more competition occurring. While the competition occurs today between SBC, BellSouth, and Verizon in the wireless arena, these mergers will actually drive another level of competition both in the business market and some other services.

     So to wrap up, I’ll just say that the profound advances and challenges that the telecom industry has faced, you know, forces change on us. And it’s not only necessary, but it’s inevitable and desirable to deal with the post-bubble-bursting meltdown that we’ve seen. And to succeed, providers have to evolve, adapt, and expand their capabilities. As a result, I think the time is right for the industry, for customers, both business and consumers, and U.S. global leadership in telecom for this to occur.

     So with that, I’ll throw it open to questions, if you have some, and I appreciate your attention.

     [Applause.]

     QUESTIONER: I’m Bob Hershey. I’m a consultant. Could you tell us a bit more about your technologies for the unified IP-based platform?

     MR. DORMAN: Sure. The Call Vantage product is basically the centerpiece for that, but we also extended to what we call business VoIP. Unified messaging, one of the sort of personal pains in the butt for all of us is how many voice mailboxes you have and how many different places you receive e-mail—at least it is for me. And I think that one of the promises of VoIP is that either as a wireline companion to existing wireline services, or as a wireless companion—and I use that term to mean something that adds value to your basic wireless or wireline service—having an easy-to-use user interface that’s Web-based, in a fashion that, you know, if you can point and click you can find your way around, we’re finding the feedback from our customers of being able to do this and actually forward wireline numbers or even wireless numbers to this mailbox and have it accessible anywhere that you can get on the Internet or have a telephone is one of the key features. Allowing people to personalize their network—select what numbers they want to have come through, which numbers will get a recording, what recording is played for what numbers, when are you available, you know, access to the messages, again, in either a text form or an audio form—is something that’s resonating.

     And it’s generationally profound. If you look at the adoption rate, you know, below 30 and above 30, they take and use everything. And I think as time marches on, we’re going to find that more and more companies who sell wireless as a primary vehicle, or even wireline, are going to have to have some kind of information interface that integrates particularly messaging. And then you take it to text-to-speech, speech-to-text, being able to give people whatever mode is convenient for where they are is also an important factor.

     QUESTIONER: Paul Clark, Telecommunications Reports.

     What do you see as AT&T’s primary priorities for a Telecom Act rewrite, and will those priorities change after the SBC merger?

     MR. DORMAN: Well, I think, and I’ve said this several times, that while inevitably there are some things that need to continue on—I’m not going to be naive enough to say that we can be in a world without any regulation today—my quick answer is repeal it. Obviously, the Telecom Act over its nine-year period has been probably the most litigated piece of legislation we’ve ever had. And we now have seen the consequences of that regulatory world on the participants, where, if you look at wireless which has been at best—or worst—lightly regulated, it’s burgeoned. And it’s done it in a highly competitive way, and prices have come down and benefits and services have gone up. We should take a clue from that.

     So whatever gets done should be done with a careful eye toward, you know, as little regulation as can be possibly justified. And I would view that as dealing with universal service, intercarrier compensation reform being at the key center of that. And if you can get those things right and then once and for all get the jurisdictional questions between states and the federal level cleared up—today, if you are a company like AT&T operating everywhere, it is mind-numbing to keep up with each state’s own regulations, what can they say, how can they do it. And I would ask you, you know, looking at the Bell companies as we sit here today, does it make any sense at all that we have three intermodal methods, wireless, cable, and traditional wireline, competing as substitutes under three completely different regulatory regimes—one not much, one virtually not much, and one under significant regulatory control. That just doesn’t make good sense.

     So whatever gets done in the Telecom Act, it should truly be a level playing field. And I think less is the answer, not more. So people saying, well, let’s regulate the cable guys more or regulate the wireless guys more, that’s not the answer.

     QUESTIONER: Ted Hearn with Multichannel News. I didn’t know you could sweat, Jim.

     [Laughter.]

     MR. DORMAN: Public opinion to the contrary.

     QUESTIONER: If I heard you correctly, you said VoIP comes in several different colors and there’s good VoIP and bad VoIP. Regarding the bad VoIP, could you elaborate on your concerns? Are they economic, regulatory, social, or a combination?

     MR. DORMAN: It’s regulatory. I mean, we have situations today where certain kinds of VoIP-based calls, depending on whether it originates on VoIP or terminates on VoIP or has VoIP in the middle, are treated very differently from a regulatory perspective. I would offer to you, that just—I mean, do we have time to really get to that level of discerning what is good about VoIP or not? The answer clearly is encourage the deployment of IP networks, and the applications on top of them, and don’t subject them to legacy regulation in any form. Wireless certainly has been able to do that with, again, very light regulation and it has grown dramatically and met the needs of consumers. Why are we going to tinker around at VoIP and say, well, we’ve got these different classes, we have—this kind of VoIP is good and this kind of VoIP is not good; one will be subject to access charges, one won’t. I just don’t think that makes good policy sense.

     QUESTIONER: Tom Hazlett, Manhattan Institute. Let’s focus on what’s really important here, which is the business school case study.

     [Laughter.]

     MR. DORMAN: Did Charlie Brown do the right thing?

     QUESTIONER: Well, let’s not go back that far. But let’s say, you know, this fascinating episode. This is going to be the business school case study on corporate organization. So in the ‘90s, AT&T has a very aggressive aggregation policy. It goes out in ‘93, ‘94, I believe, buys the biggest wireless network from McCaw. Then ‘97, ‘98, ‘99, buys two of the three largest cable companies.

     MR. DORMAN: ‘99 and 2000, actually.

     QUESTIONER: All the way to 2000. So that’s the run-up. And it’s a huge aggregation of assets in telecommunications.

     Then 2000 comes, maybe that—you know, and then looking forward, things change. And then AT&T sort of splits up into this tripartite structure and there’s wireless and there’s cable and telecom, if I recall. Then there’s the spinoff of cable, sold to Comcast in 2001-2002. Then you’ve got the tracking stock for wireless and then it’s just independent wireless and then wireless folds into Cingular. Now the telecommunication company’s being sold.

     So you get the run-up, and you get the disaggregation. I mean, it’s a fascinating profile and people are going to—

     MR. DORMAN: You should have lived it.

     [Laughter.]

     MR. DORMAN: It was really fascinating.

     QUESTIONER: Absolutely. So you’re the perfect person to comment before the case studies are written. What is the conclusion? You know, some people are going to say AT&T is very confused. Others might say they’re very nimble, they’re flexible, they’re—

     MR. DORMAN: Well, in my book—

     QUESTIONER: Yeah, exactly. So what’s the answer?

     MR. LITAN: I was going to say, the answer is he’s going to go to Harvard Business School and teach the case.

     MR. DORMAN: I’m still waiting for the offer.

     Actually, I think—I mean, it is. This is going to be written about and opined over for some time. There have been a couple of books already and there will be another couple of books this fall.

     I think that what usually gets missed in this saga is, you know, what Mike Armstrong came in to do, most of us, I think, today, in the cold light of day and the value of hindsight, would say he did exactly what he should have done. Buying cable companies made a ton of sense for AT&T. You know, we can argue we paid too much, financially structured it in such a way that we took on too much debt and the like—those would be fair criticisms. But the aggregation of assets that he sought to create, to have wireless, broadband, enterprise capability around the AT&T name, was not a bad strategy to have.

     It came apart, you know, strictly because of financial leverage reasons. We had $65 billion of debt; $32 billion of it was commercial paper due within a year. With an AA credit rating, that was not a big deal. You could roll it over or term it out. But as the market turned down in the bubble bursting, AT&T’s ability to maintain that AA credit rating was under pressure. And our management at the time felt if we’re lucky we can sort of live through this and keep the asset base together. If we’re unlucky, we could end up with a situation where we are facing a very stiff liquidity crisis and we could lose control of the assets. And we did not want to put ourselves in that kind of position.

     So the board took, in my view, the toughest medicine, which is unwind the strategy. And in fact, we did the tracking stock for wireless, and wireless went to first. That was July 2001. And then broadband cable followed in November of ‘02, with the consummation of the Comcast deal. We actually negotiated the Comcast deal in December of ‘01. So within a very brief period of time, that strategy was unwound.

     Now, if you looked at it now, again with the value of hindsight, Comcast bought the cable business at a valuation to us at the time of $72 billion. The equity portion was $48 billion. Comcast stock was $18 then, it’s $34 now. So the value of that deal has gone up dramatically if you held the stock, obviously. We can always make things look better or worse depending on timing, but clearly Comcast value has gone up dramatically.

     AT&T Wireless, which held the largest IPO in history—still true today—$10 billion of equity sold in one day. NTT DoCoMo followed that with, I think, about a $10 billion purchase of 15 percent. So that’s $20 billion of equity capital raised at AT&T Wireless. It did its own debt offering, and AT&T actually held approximately $3 billion of AT&T Wireless equity, which we sold in the open market. AT&T realized over $23 billion of cash value and was able to offload some debt on AT&T Wireless as it went out the door. So something like $30 billion. And then SBC and BellSouth paid $41 billion for the company, so that’s over $70 billion of value realized out of the AT&T Wireless company.

     [Change tape]

     MR. DORMAN: We had gross debt of about $10 billion, net debt of about five and a half, enterprise value of around $22 billion. The fact is, each of those businesses—and we, I believe, at the time it happened one could project, were industry leaders of one kind—or near the top of the industry when they were sold or spun. They have now found their way into portfolios which do define industry leaders in every case. Cingular is the industry leader, Comcast is industry leader, SBC will be the industry leader with AT&T’s portfolio of services.

     So it was not fun. It was very tough medicine. But from a management point of view, we felt it was the right thing to do to preserve value and actually enhance value, versus running the risk of trying to play financial roulette with how to deal with $32 billion of commercial paper in, you know, six months.

     QUESTIONER: Let me follow up with a similar regulatory case study. 1997, I think you might still have been at SBC.

     MR. DORMAN: I left in November of ‘97, or December.

     QUESTIONER: There were discussions with AT&T back then; Reed Hundt hears about it, publicly says that would be unthinkable; it gets shut down. From what has been reported about the discussions, there was a very creative regulatory strategy to explain why that merger would be in the public’s interest, including some form of a retail-wholesale split could have happened and the industry would have been vertically reintegrated earlier.

     MR. DORMAN: Well, as I recall, it was more about AT&T—and John Ziegles was general counsel at the time, I believe. Maybe he was president—I forget—at that point. You know, basically saying to SBC if you’ll simply agree to unbundle everything for all time and never go back if it doesn’t work out, we’ll agree to merge. And SBC, I think properly, valued that and the risk according to it given what Reed Hundt had said, and said that’s too big a risk to take. So it didn’t happen.

     QUESTIONER: So the question I have is, if you could have imagined a scenario in which that merger would have happened with some of the, you know, accompanying or whatever regulatory conditions, would that have moved the market forward in a better way, or were we better off taking the course that we ended up taking?

     MR. DORMAN: Well, you know, sort of in retrospect, we’ll never know. I think that the horizontal combinations that resulted from that, I mean, there’s already one, you know, certainly changed the landscape. And I find it fascinating how you could have concluded, for example, that Sprint and the WorldCom guys couldn’t get together, but GTE and Bell Atlantic could get together, for example, to form the new Verizon. And under strict antitrust grounds, I understand, which is they didn’t compete, they didn’t overlap, but Sprint and WorldCom did. But if you look at it on the basis of where the market was going, I think we pre-determined the outcome by approaching it that way.

     I think today we’re in a totally different world. I mean AT&T today is not the AT&T of 1997, for sure, and SBC has moved on as well. And, let’s face it, wireless today is more pervasively used than wireline. We’ve had a significant shift occur with substitutes, including the Internet. So what was unthinkable then is imminently thinkable now. In fact, I’d say it’s probably at this point overdue.

     QUESTIONER: I was just going to add one element of trivia to all this history, and that is Reed Hundt delivered his speech about the merger being unthinkable at the Brookings Institution in 1997. And here you are eight years later at AEI talking about what has now become thinkable, and since then, AEI and Brookings have formed a joint center.

     MR. DORMAN: And Reed Hundt has gotten rich.

     [Laughter.]

     QUESTIONER: Richard Shin with LECG. In fact, I worked on a lot of the mergers that you mentioned at the Department of Justice and also as a consultant at LECG.

     But my question is really about your networks. Obviously, AT&T has a very great Internet network, long-distance network, whereas SBC may not have that. I was wondering whether there were any synergies that you were thinking about or, you know, possibly from a competitive point of view, anticompetitive effects of the joining of such networks. And then how would this merger have impacted—what kind of impact would it have on fiber-to-the-home plans that SBC has?

     MR. DORMAN: Your latter question first.

     I don’t see it having any impact on the fiber-to-the-home question. SBC is deploying a DSL-2, enhance DSL by driving fiber within 5,000 feet of the home, for the most part to get an upspeeding 25 to 40 megabits out of DSL, which is available in other parts of the world today, as a lower first cost of ownership. And I believe that they are actually deploying fiber to the home in greenfield or new developments where it makes sense to do that as a first deployment, versus an overbill.

     I think in terms of anticompetitive effects, you just have to look at this realistically. AT&T today does business with customers for high-capacity services in about 280,000 buildings in the U.S. That’s where we buy access from someone or provide it ourselves. We have approximately 6,500 buildings of those 280,000 where we have fiber to the building. So we’re buying access from someone else the preponderance of the time. And that’s after spending, you know, 10 or 12 billion dollars building 20,000 miles in 90 U.S. cities.

     As refers to SBC, the number there is not remarkable, other than it follows the percentage that SBC has of the overall market. So you’re talking about, sort of at the outside, something less than 2,000 buildings where we have fiber to a building that SBC also serves, and there are other CLECs available as well. Obviously, I mean, contemplating saying to us in the merger that, well, you need to divest the 12 locations of American Express’s network that are in SBC’s territory in these buildings, I don’t think American Express would find that particularly attractive to them, or any other large customer.

     So we just don’t see that as a practical issue. It just—I mean, you can theoretically discuss it, but in fact we, MCI, Sprint, and others buy our special access still largely today from Bells. And oh, by the way, three years ago the FCC fully deregulated that service. Right? It’s no longer regulated.

     QUESTIONER: How about synergies?

     MR. DORMAN: They’re big.

     [Laughter.]

     MR. DORMAN: I’m mean we’ve said, SBC has said that the value of the synergies would approach, I think, $15 billion on a capitalized value basis. It’s because of the significant cost avoidance that they have and we have of them not building a brand-new additional network to carry IP traffic and the like. We have the largest today, so they’ll be able to move traffic to it. They are renting capacity today from WilTel and others for the delivery of long-distance traffic. Obviously, that would be able to be replaced and use the AT&T network for that. And there are similar examples for other kinds of services. AT&T today either builds or operates within the region as well. So you’ve got, you know, the logical expected corporate center overlaps and the like, so there are significant synergies.

     QUESTIONER: [Off microphone, inaudible.] —could you address whether there are other planned deployments of AT&T services over fiber networks in other cities and what the state of those will be after the merger? And the second question I have concerns the calling card decision and what AT&T’s reaction to that is, what that in particular does to the intercarrier debate you’ve been pushing so hard to try to resolve.

     MR. DORMAN: Sure. I think you’re speaking of the Utopia Project in Utah which we have been involved in for some time as a service provider. That project has faced a significant amount of headwind from Qwest, largely, opposing it. It’s the only project that I’m aware of like that that we’re involved in. There have been several others in the talking stages. But, you know, our belief all along has been that if these networks get built, we’re not going to finance the building of them. We were not a financier of the Utopia Project. But as a services provider and operator, we were interested in providing a suite of AT&T VoIP-based services and the like to the consumers. At this point, I’m not sure what the state of the Utopia Project is, is it on or off. I think some of the communities pulled out, but it’s the only one like that that I know we were involved in.

     But, you know, there a lot of debate about this and there’s also a lot of legislative activities at the state level to actually govern how municipalities and tax dollars can be deployed for the building of municipal networks, and that’s playing out, you know, state by state.

     In terms of offering services, you know that SBC has a partnership with Yahoo!, which has been very effective for SBC as a channel to sell DSL services in their region. You know, I think that the ability to add on top of that SBC-DSL-Yahoo! platform, AT&T Call Vantage, or SBC Call Vantage would be a powerful addition to that portfolio. Yahoo! has 166 million registered users globally. Wherever you have broadband, you know, you have the ability to do VoIP. I travel with a PC. When I’m around the world, I connect my PC through the broadband services in the hotel, either wireless or wireline, and I bring up my AT&T Call Vantage companion and make calls from a hotel room. Well, that’s going to be possible for the average consumer, not just the traveling business person.

     The latter point, we’re very disappointed at the calling card decision, again as an example of, sort of, what I’ll call piecemeal regulation in an area. This was a service that had been an unregulated service for 10 years under forbearance. We filed every year. We were audited every year. Fifty states, until very recently, you know, a company in Alaska raised the claim. We went to the FCC—we weren’t “caught” doing something. We went to the FCC and asked them to deal with this matter as an interstate matter, and it turned into a proceeding to just basically take one form of calling card and isolate it. And even the NPRN that was in the decision said, you know, we’re not sure about calling cards that actually have a press 1, what we call a push 1 feature where the user can interact with stored data; we’re going to decide that in the future.

     Well, you have to ask yourself—who did this serve? Who did this help? It certainly didn’t help the users of this service, which is now, frankly, the users view calling card as a lifeline-like service for the people who use it as a low-cost way to communicate. So I thought it was a very bad policy decision.

     QUESTIONER: Are you going to appeal that?

     MR. DORMAN: Yes, we are going to appeal it. We think that the precedents and the FCC’s own rules very clearly favor the position that we took, and we’ll work it out in court.

     QUESTIONER: Cass [inaudible] from Department of Commerce. I’m here not related with my job, just I wanted to see the chairman of AT&T.

     [Laughter.]

     QUESTIONER: Twelve years ago, when I came from China, I rented an apartment near American University. The first thing I did was buy a telephone. And I was picking the telephone and the people asked me what company are you going to use for the long-distance carrier? I said AT&T, certainly. That’s the only company I knew, actually.

     MR. DORMAN: Those were the days.

     [Laughter.]

     QUESTIONER: Yeah. And I remember the first minute you charged like $3.50 and each additional minute was $1.27. So my first month’s telephone bill was over

$1,200. But today, certainly, if I call China or anywhere else—

     MR. DORMAN: We’re probably paying you.

     QUESTIONER: Yeah. So my question is really—I’m curious. When you heard about AT&T divestiture 20 years ago, were you excited? And what’s your opinion about impact of AT&T divestiture in terms of fostering telecommunications competition?

     Thank you.

     MR. DORMAN: It’s actually a good question. I was at the time working for the small start-up company that became Sprint. And so the divestiture of the Bell companies was a welcomed outcome for a fledgling competitor. To put that in context, we had $8.5 million of venture capital, and all we were trying to do was compete with AT&T. We were both too young and too naive to know that that was a problem. So we were vigorously attempting to compete with AT&T in 1981 up through the divestiture in 1984. I’m not sure I fully understood what it meant at the time, but I have come to understand it in really clear terms since then.

     You know, we did something, with the breakup of AT&T, that was based on an economic model that was true at the time. Long-distance services produced significant profits. AT&T’s strategy around the breakup was to move from a regulated business to an unregulated business model and to take on IBM in the computer area. This was a strategy that had been evolving at AT&T for some time. It felt like Bell Labs gave it significant competitive capability. And that the government, actually, under President Carter, Griffin Bell offered AT&T a settlement to the antitrust suit which would not have required the divestiture of the Bell companies, but instead Bell Labs and Western Electric, also known as Lucent. And in 1996, some 14 years later, we did that ourselves.

     But AT&T at the time decided not to do that—or didn’t want to do it because they felt it would interfere with their capability to compete with IBM, and get rid of the slow-growing, heavily regulated monopoly telephone business which would be that way for the next 50 years, in the eyes of the AT&T executives at the time. They didn’t see wireless emerging. In fact, they threw in the wireless licenses at the very last minute, because Bell Labs’ view was there may be a million users by 2000 of mobile radios, known as wireless services. Kind of got that one wrong.

     So I do think—I guess to sum up, my opinion is it was the wrong answer to settle the antitrust question. It probably should have been forced divestiture of the technology, not the services business. But there is no question what did happen did spawn competition. Long-distance prices at the time, you know, we were bidding services as a fledgling competitor at 25 cents a minute, and beating AT&T by 10 cents a minute and looking like terrific bargains. I don’t remember 25 cents a minute. Those truly were the days. And we’ve seen long-distance prices come down to the powerful economic concept of free—included—you know, all-you-can-drink.

     So there’s no question there’s been significant consumer benefit and more competition and more technology, because the way we were organized back then, technology companies didn’t have a market for new ideas because the Bell system manufactured and built all of its own.

     So I think we’ve had a remarkable effluence of technology deployment that would not have occurred if the divestiture hadn’t occurred. But if you look around the rest of the world, you know, France Telecom, Deutsche Telecom, BT, NTT still operate as integrated service providers. They face competition, also from integrated service providers, but they never, you know, bought into this idea that local and long-distance were stand-alone products. That was something we manufactured here. And frankly, no one else, I guess, has ever tried to do it that way, and as a consequence I think the telephone business has been healthier for a longer period of time, just in terms of the actual industry structure in the other countries.

     So it’s a mixed bag, I guess, is the best way to look at it.

     [Applause.]

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